Exhibit B-201



                                                                        Form 204

MALLESONS STEPHEN JAQUES (LB 33
ATTN: FIONA MCKENNA
LVL 27
525 COLLINS ST
MELBOURNE VIC 3000,

Cerfificate of Registration
of a Company

Corporations Law Sub-section 121(l)

This is to certify that

AUSTRAN INVESTMENTS PTY LTD

Australian Company Number 080 325 711

is a registered company under Division 1 or Part 2.2 of the Corporations Law of Victoria and because of its registration it is an incorporated company.

The company is limited by shares.

The company is a proprietary company.

The day of commencement of registration is the fifteenth day Of October 1997.





                              Given under the seal of the
                              Australian  Securities Commission
                              on this fifteenth day of October,1997.



                              Alan Cameron
                              Chairman